Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4 No.333-_________) and related Prospectus of Banco Macro S.A. for the registration of $100,000,000, 10.75% Argentine Peso-linked Notes Due 2012 and to the incorporation by reference therein of our report dated July 12, 2007 with respect to the consolidated financial statements of Banco Macro S.A. included in its Annual Report (Form 20-F) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Pistrelli, Henry Martin y Asociados S.R.L. -Member of Ernst & Young Global
City of Buenos Aires, Republic of Argentina
August 6, 2007